Exhibit 4.3

AMENDMENT NO. 1 TO

SHAREHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is entered into as of June 27, 2011 and amends the shareholder rights agreement dated as of September 21, 2010 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Rights Agreement”), by and between National Technical Systems, Inc., a California corporation (together with its successors, the “Corporation”), and Computershare Trust Company, N.A., as Rights Agent (together with its permitted successors in such capacity, the “Rights Agent”).

R E C I T A L S

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Corporation and its shareholders to enter into a private placement transaction in which the Corporation intends to issue to Mill Road Capital, L.P., a Delaware limited partnership (the “Investor”), securities including up to 933,334 shares of the Company’s Common Stock and warrants to purchase an additional 300,000 shares of Common Stock pursuant to a Securities Purchase Agreement to be entered into by the Company and the Investor (the “Purchase Agreement”);

WHEREAS, pursuant to Section 3.29(b) of the Purchase Agreement, the Corporation is obligated to amend the Rights Agreement in certain respects;

WHEREAS, the Series A Certificate of Designations has not been filed with the California Secretary of State, and the Corporation has determined to make certain changes to the Series A Certificate of Designations prior to such filing;

WHEREAS, in accordance with Section 27(a) of the Rights Agreement, the Corporation has the power to supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing “Common Shares” prior to the “Distribution Date” (as such terms are defined in the Rights Agreement);

WHEREAS, as of the date of this Amendment, the Distribution Date has not occurred;

WHEREAS, pursuant to Section 27(b) of the Rights Agreement, if the Corporation delivers a certificate from an appropriate officer of the Corporation stating that a proposed supplement or amendment is in compliance with Section 27(a) of the Rights Agreement, and such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

WHEREAS, the Corporation has delivered a certificate from an appropriate officer of the Corporation stating this Amendment is in compliance with Section 27(a) of the Rights Agreement, and does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.            Amendment to Rights Agreement.  The Rights Agreement shall be amended as follows:

(a)            Exhibit A is replaced in its entirety with Exhibit A to this Amendment.

(b)            Section 1(oo) of the Rights Agreement is amended to replace the definition of “Restricted Person” with the following definition:

“Restricted Person” shall mean any Person, other than an Exempt Person, who, together with all of its Associates and Affiliates, Beneficially Owns 15% or more of the outstanding Common Shares; provided, that neither Mill Road Capital, L.P. nor any of its Affiliates and Associates shall be deemed to be a Restricted Person until such Person Beneficially Owns 20% or more of the outstanding Common Shares.

2.            Effectiveness of Amendments.  The amendment set forth in Section 1(a) of this Amendment is effective as of the date this Amendment is entered into, and the amendment set forth in Section 1(b) of this Amendment is effective upon the Closing Date as defined in the Purchase Agreement.  The Company shall notify the Rights Agent of the effectiveness of the amendment set forth in Section 1(b) of this Amendment promptly thereafter.

3.            Governing Law.  This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of California applicable to contracts negotiated, made and to be performed entirely within such State, except that the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware.

4.            Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Shareholder Rights Agreement to be duly executed, all as of the date and year first above written.

ATTEST:		NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Raffy Lorentzian	By:	/s/ William McGinnis
Name:	Raffy Lorentzian	Name:	William McGinnis
Title:	Chief Financial Officer	Title:	Chief Executive Officer

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Ian Yewer	By:	/s/ John M. Wahl
Name:	Ian Yewer	Name:	John M. Wahl
Title:	Branch President	Title:	Corporate Trust Officer

[Signature Page to Amendment No. 1 to Shareholder Rights Agreement]